UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 18, 2008
(September 16, 2008)
Date of report
(Date of earliest event reported)

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, 3rd Floor, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
Lyndon James has stepped down as our Vice President and Interim Chief Financial Officer effective September 16, 2008, in connection with the hiring of William C. Bousema as our new Executive Vice President and Chief Financial Officer. Mr. James will stay on as one of our employees for a period of approximately 30 days to assist with the transition of his responsibilities to Mr. Bousema.

(c)
Effective September 16, 2008, William C. Bousema has been hired to serve as our new Executive Vice President and Chief Financial Officer. Mr. Bousema, age 57, replaces Lyndon James who has served as our interim Chief Financial Officer since December 27, 2007. Mr. Bousema has business experience leading financial and operations functions as the chief financial officer at public, private and venture capital backed entities. Since November 2006, Mr. Bousema has served as a special consultant with The Scotland Group, Inc., a corporate turnaround management firm, where he performed CFO and COO duties at client companies. Prior to that, he served as a consultant and as the Chief Financial Officer for Primal Solutions, Inc., a software as a service firm, from October 2004 to October 2006. He is a Certified Public Accountant, and received his B.A. in Accounting from Dordt College.

We entered into an employment agreement with Mr. Bousema dated September 16, 2008. The employment agreement has an initial term of one year and will automatically extend for additional one-year terms unless either party gives proper notice of non-extension. The employment agreement provides that Mr. Bousema will be paid an annual base salary of $250,000. In addition, Mr. Bousema was granted stock options to purchase 150,000 shares of our common stock at an exercise price of $0.70 per share (the closing price of our common stock on September 16, 2008). The stock options will vest and become exercisable in 12 equal quarterly installments beginning on January 1, 2009. Mr. Bousema was also granted 150,000 shares of restricted stock. The restrictions on the restricted stock will lapse in 12 equal quarterly installments beginning on January 1, 2009. In the event Mr. Bousema’s employment is terminated by us without cause or by Mr. Bousema for good reason following an initial 90 day trial period, Mr. Bousema will continue to be paid his annual base salary for a period of one year following termination, will be reimbursed for the amount of any health insurance premiums paid to retain health insurance coverage for himself and his eligible dependents, and will have his stock options and shares of restricted stock granted in connection with his initial employment immediately vested. The foregoing description of Mr. Bousema’s employment agreement is not complete and is qualified in its entirety by reference to the full text of a form of the employment agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

In connection with his employment, we also entered into an indemnification agreement with Mr. Bousema. The indemnification agreement provides that we will indemnify Mr. Bousema to the fullest extent permitted by our articles of incorporation, bylaws and applicable Nevada law if he becomes a party to or is threatened with a legal matter arising out of his service as an officer or otherwise in a similar capacity either for us or of another entity at our request. We also agreed to advance, to the fullest extent permitted by law, to Mr. Bousema any and all expenses incurred by him in connection with any such legal matter. In addition, we agreed to maintain director and officer liability coverage in such amount as determined by our board of directors. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of a form of the indemnification agreement, a copy of which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated September 16, 2008 by and between United Fuel & Energy Corporation and William C. Bousema.

10.2	Incentive Stock Option Agreement dated September 16, 2008 by and between United Fuel & Energy Corporation and William C. Bousema.

10.3	Restricted Stock Agreement dated September 16, 2008 by and between United Fuel & Energy Corporation and William C. Bousema.

10.4	Indemnification Agreement dated September 16, 2008 by and between United Fuel & Energy Corporation and William C. Bousema.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: September 18, 2008	By:	/s/ Frank P. Greinke
Frank P. Greinke
President and Chief Executive Officer